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                                                                  Exhibit 10.9
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                                SUPPLY AGREEMENT

                                    Between

                   BRISTOL-MYERS SQUIBB LABORATORIES COMPANY

                                      and

                           GALEN (CHEMICALS) LIMITED

                           Dated as of June 29, 2001


==============================================================================



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                                TABLE OF CONTENTS
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Article I. -- Definitions..........................................................................

         Schedule 1.01 -- Definitions..............................................................

         Section 1.02 -- Other Definitions.........................................................

         Section 1.03 -- Interpretations...........................................................

Article II. -- General Terms of Supply.............................................................

         Section 2.01 -- Sale and Purchase of Product..............................................

         Section 2.02 -- Forecasts.................................................................

         Section 2.03 -- Ordering..................................................................

         Section 2.04 -- Shipments.................................................................

         Section 2.05 -- Receipt of Product; Acceptance............................................

         Section 2.06 -- Quality Control; Change in Specifications or Supplier.....................

         Section 2.07 -- Material Safety Data Sheets...............................................

         Section 2.08 -- BMS Supply Contracts......................................................

         Section 2.09 -- Line Extension Products and New Products..................................

         Section 2.10 -- BMS Reserved Rights.......................................................

         Section 2.11 -- Maintenance of NDAs.......................................................

         Section 2.12 -- Promotional and Advertising Materials.....................................

         Section 2.13 -- License Grant.............................................................

Article III. -- Purchase Price for Products and Closing Inventory..................................

         Section 3.01 -- Purchase Price............................................................

         Section 3.02 -- Audit of Cost Records.....................................................

Article IV. -- Payments and Reports................................................................

         Section 4.01 -- Payment...................................................................

         Section 4.02 -- Mode of Payment...........................................................

         Section 4.03 -- Taxes.....................................................................
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         Section 4.04 -- Late Payments.............................................................

Article V. -- Compliance with Laws; Representations and Warranties.................................

         Section 5.01 -- Compliance with Law; Cooperation..........................................

         Section 5.02 -- BMS Warranties............................................................

         Section 5.03 -- The Company Warranties....................................................

         Section 5.04 -- Disclaimer of Warranties..................................................

         Section 5.05 -- No Reliance by Third Parties..............................................

Article VI. -- Indemnification; Remedies for Breach................................................

         Section 6.01 -- BMS Indemnity.............................................................

         Section 6.02 -- The Company Indemnity.....................................................

         Section 6.03 -- Control of Proceedings....................................................

         Section 6.04 -- Remedy for Failure to Supply Products.....................................

         Section 6.05 -- Insurance.................................................................

         Section 6.06 -- Limitations on Liability..................................................

Article VII. -- Compliance with Government Regulations.............................................

         Section 7.01 -- Government Communications.................................................

         Section 7.02 -- Access to Records.........................................................

         Section 7.03 -- Governmental and Regulatory Inspections...................................

         Section 7.04 -- The Company Inspections...................................................

Article VIII. -- Product Recalls; Adverse Experiences; Product Quality Complaints; and
                 Medical Inquiries.................................................................

         Section 8.01 -- Product Recalls...........................................................

         Section 8.02 -- Adverse Experience........................................................

         Section 8.03 -- Product Quality Complaints................................................

         Section 8.04 -- Medical Inquiries.........................................................

Article IX. -- Confidentially......................................................................

         Section 9.01 -- Confidentiality Requirement...............................................

         Section 9.02 -- Use of Information........................................................
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         Section 9.03 -- Purchased Assets..........................................................

         Section 9.04 -- Relief....................................................................

Article X. -- Termination..........................................................................

         Section 10.01 -- Term.....................................................................

         Section 10.02 -- Breach...................................................................

         Section 10.03 -- Bankruptcy...............................................................

         Sectoin 10.04 -- Effect of Termination....................................................

         Section 10.05 -- Accrued Rights, Surviving Obligations....................................

Article XI. -- Force Majeure.......................................................................

Article XII. -- Qualification of Backup Supplier...................................................

         Section 12.01 -- Qualification of Initial Back-up Supplier................................

         Section 12.02 -- Manufacture of Products by the Initial Back-up Supplier During the Term..

         Section 12.03 -- Technical Assistance Upon Termination of Agreement.......................

         Section 12.04 -- Confidentiality..........................................................

Article XIII. -- Notices...........................................................................

Article XIV. -- Miscellaneous Provisions...........................................................

         Section 14.01 -- Assignment...............................................................

         Section 14.02 -- Non-Waiver...............................................................

         Section 14.03 -- Dispute Resolution.......................................................

         Section 14.04 -- Entirety of Agreement....................................................

         Section 14.05 -- Public Announcements.....................................................

         Section 14.06 -- Governing Law............................................................

         Section 14.07 -- Relationship of the Parties..............................................

         Section 14.08 -- Counterparts.............................................................

         Section 14.09 -- Severability.............................................................

         Section 14.10 -- Expenses.................................................................

         Section 14.11 -- Descriptive Headings.....................................................

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         Section 14.12 -- Amendments and Waivers...................................................

         Section 14.13 -- Successors and Assigns...................................................

         Section 14.14 -- Consent to Jurisdiction..................................................

         Section 14.15 -- Waiver of Jury Trial.....................................................

         Section 14.16 -- Attorney Fees............................................................

Schedule 1.01(a) -- List of Products and Associated Trademarks.....................................

Schedule 1.01(b) -- Product Specifications.........................................................

Schedule 2.03(a) -- Initial Order of Product by Company for First Six Months
                        After Effective Date.......................................................

Schedule 2.04(a) -- List of Shipping Destinations..................................................

Schedule 2.04(b) -- Certificate of Analysis........................................................

Schedule 3.01 -- Initial Purchase Price; Minimum Batch Sizes.......................................

Schedule 3.01(b) -- Initial Forecast...............................................................

Schedule 3.01(c) -- Variable Product Costs.........................................................
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     SUPPLY AGREEMENT dated as of June 29, 2001 between Bristol-Myers Squibb
Laboratories Company, a company organized under the laws of the Republic of
Ireland ("BMS"), and Galen (Chemicals) Limited, a company organized under the laws of the Republic of Ireland (the "Company").

     Bristol-Myers Squibb Company, a corporation organized and existing under the laws of Delaware ("BMS Parent"), directly or indirectly through its Affiliates, manufactures, distributes, markets and sells the Products in and outside the United States. The Company and BMS Parent have entered into an Asset Purchase Agreement dated as of the date hereof pursuant to which BMS Parent will sell to the Company, and the Company will purchase from BMS Parent, on the Effective Date, certain rights, title and interest in and to the Products. The Company wishes to purchase from BMS, and BMS wishes to supply to the Company, the Company's entire requirements of each Product, for distribution, sale and use in the Territory pursuant to the terms and conditions set forth in this Agreement.

     Accordingly, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

SECTION 1.01  DEFINITIONS.

     For purposes of this Agreement:

     "Affiliate" means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For the purposes of this definition, the term "control", as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

     "Agreement" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time.

     "Asset Purchase Agreement" means the Asset Purchase Agreement dated as of the date hereof, between BMS Parent and the Company pursuant to which BMS Parent has agreed to sell to the Company and the Company has agreed to purchase from BMS Parent, certain rights, title and interest in and to the Products.

     "Company's Proportionate Share" means, with respect to any NDA, a fraction, the denominator of which is the number of Estradiol Tablets and Estrace Tablets sold by BMS, directly or indirectly, in the United States under such NDA during the prior calendar year, and the numerator of which is the number of Estrace Tablets sold in the United States under such NDA during the prior calendar year, provided, however, that until January 1, 2002, such calculation shall be based on number of tablets sold during the period January 1, 2001 - June 30, 2001.

     "Controlled By" means, with respect to any Patent, Know-How, data, regulatory filing or registration, that a Party owns or has a license to such Know-How, data, regulatory filing or registration and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such Patent, Know-How, data, regulatory filing or registration as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

     "Effective Date" means the Closing (as defined in the Asset Purchase Agreement) as provided in Section 1.04 of the Asset Purchase Agreement.

     "Estrace Tablets" means estradiol tablets as described in NDAs #81-295, 84-499 and 84-500 marketed under the trademark Estrace(R).



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     "Estradiol Tablets" means the generic estradiol tablets as described in
NDAs #81-295, 84-499 and 84-500.

     "FDA" means the United States Food and Drug Administration.

     "Firm Order" means a written irrevocable firm purchase order for the Products, which order shall include a delivery schedule specifying the delivery date for each Product ordered, and the location to which shipment of the Product is to be delivered.

     "Good Manufacturing Practices" means current good manufacturing practices, as established by the FDA and all other applicable Laws, including all applicable U.S., federal, state, foreign and local environmental, health and safety law and regulations in effect at the time and place of manufacture of the Products.

     "Laws" means all laws, rules, regulations, ordinances and other requirements of any governmental authority or instrumentality within the Territory and any other jurisdiction in which Products are manufactured.

     "Line Extension" to the Product Line means any new formulation, dosage form, presentation, or line extension of any existing Product in the Product Line under the Estrace(R) trademark.

     "Material Data Safety Sheet" means the material safety data sheet used to comply with the Occupational Safety and Health Administration's Hazard Communication Standard, 29 CFR 1910.1200.

     "NDA" means a New Drug Application or Abbreviated New Drug Application for any Product, as appropriate, requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all supplements filed pursuant to the requirements of the FDA (including supplements filed by BMS to the NDA in order to manufacture products for Novartis under the Novartis Agreements and/or for Roberts under the Roberts Supply Agreement (as such terms are defined in the Asset Purchase Agreement)), including all documents, data and other information concerning a Product which are necessary for FDA approval to market a Product in the United States.

     "Novartis Agreements" means the Supply Agreement between Bristol-Myers Squibb Laboratories Company and Biochemie U.S., Inc. dated December 8, 2000, the Asset Purchase Agreement between Seller and Novartis dated December 8, 2000, and the License Agreement between Seller and Biochemie U.S., Inc, dated as of January 3, 2001, as the foregoing may have been heretofore amended or as may be amended hereafter.

     "Party" means BMS or the Company and, when used in the plural, means BMS and the Company.

     "Patents" means all patents and patent applications, and all additions, divisions, continuations, continuations in-part, substitutions, reissues, extensions, registrations and renewals of any of the foregoing that are Controlled by BMS as of the Effective Date and used in the manufacture of the Products, and, which, but for the license rights granted by BMS to Company hereunder, would be infringed by the manufacture, use or sale of the Product Line in the Territory.

     "Person" means any individual, group, corporation, partnership or other organization or entity (including any Federal, state, local or non-U.S. government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S.).

     "Product" means any of the products listed on Schedule 1.01A, packaged and labeled in accordance with applicable Law and the applicable Product Registration, including all strengths and packaging configurations of the final finished dosage form as presented and marketed on the Effective Date. This definition shall cover both commercial and sample Products, and references to Products in this Agreement shall be references to both commercial and sample forms of the Products. Each SKU listed on Schedule 1.01A constitutes a separate Product.

     "Product Line" means all Estrace Tablets in all countries of the world (but excluding, for purposes of this Agreement Estrace Tablets for use, distribution, marketing and sale in Canada) and Estradiol Tablets in all countries


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of the world (but excluding for purposes of this Agreement Estradiol Tablets for use, distribution, marketing and sale in Canada and the United States).

     "Product Registrations" means the approvals or registrations for each Product which have been received by BMS Parent or its Affiliates in the Territory, including without limitation, any ANDA or NDA for each Product.

     "Product-Exclusive Know-How means all data, Retained Information, formulae, assays, test methods, technology, technical information, inventions, processes, specifications, know-how, and trade secrets that are Controlled by BMS as of the Closing Date and used by BMS exclusively to manufacture Estrace Tablets and Estradiol Tablets, but currently are not used in the manufacture, research, development, or marketing of products other than Estrace Tablets and Estradiol Tablets (including products to be manufactured for Novartis under the Novartis Agreements and/or for Roberts under the Roberts Supply Agreement).

     "Product-Non-Exclusive Know-How means all Retained Information, data, formulae, assays, test methods, technology, technical information, inventions, processes, specifications, know-how, and trade secrets that are Controlled by BMS as of the Closing Date and used by BMS to manufacture Estrace Tablets and Estradiol Tablets, but which are currently used in the manufacture, research, development, or marketing of products other than Estrace Tablets and Estradiol Tablets.

     "Related Agreements" means the Asset Purchase Agreement and any other written agreements between the Parties contemplated thereunder.

     "Retained Information" means any and all books and records prepared and maintained by Seller, including all regulatory files (including correspondence with regulatory authorities), research data, marketing data, laboratory books, batch records and stability studies, that relate to the conduct of the Business and are used in connection with Seller's or its Affiliates' conduct of the Business on the Closing Date.

     "Specifications" means, for each Product, such specifications as set forth in Schedule 1.01B, as the same may be amended or supplemented from time to time hereafter by the Company pursuant to Section 2.06(b), by the mutual agreement of the Parties in a writing duly executed by authorized representatives of each Party hereto or in accordance with Section 2.06(d).

     "Term" means the Initial Term and the Renewal Term, if any.

     "Territory" means (i) with respect to Estrace Tablets, anywhere in the world except Canada; and (ii) with respect to Estradiol Tablets, anywhere in the world except the United States and Canada.

     "Third Party" means any Person who or which is neither a Party nor an Affiliate of a Party.

     "Third Party Purchaser" means with respect to Estrace Tablets and Estradiol Tablets (or products substantially the same as Estradiol Tablets) for sale in Canada, Roberts Laboratories Inc., its Affiliates or their respective successors and assigns and with respect to Estradiol Tablets (or products substantially the same as Estradiol Tablets) for sale in the United States, Novartis AG, its Affiliates or their respective successors and assigns.

     "United States" means the fifty states of the United States of America and the District of Columbia.


SECTION 1.02  OTHER DEFINITIONS.

     The following terms have the meanings set forth in the Sections below:

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TERM                                             SECTION
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AAA                                              13.03(b)

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TERM                                             SECTION
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Additional Back-up Supplier                      12.03(a)
BMS Party                                        6.02
Company Party                                    6.01
Excused Supply Default                           6.04(e)(i)
Force Majeure Event                              11
Forecast                                         2.02
Initial Back-up Supplier                         12.01(a)
Initial Period                                   6.04(e)(ii)
Initial Term                                     10.01(a)

Lost Profits                                     6.04(e)(iii)
Non-Serious Adverse Effect                       8.02(b)
Product Quality Complaint                        8.03
Purchase Price                                   3.01
Qualifying Product                               6.04(e)(iv)
Recall                                           8.01(a)
Renewal Term                                     10.01(b)
Rules                                            13.03(b)
Serious Adverse Event                            8.02(b)
Significant Customer                             6.04(e)(v)
Subsequent Period                                6.04(e)(vii)
Stockout                                         6.04(e)(vi)
Technical Assistance                             12.01(e)
Technical Information                            2.11(d)

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SECTION 1.03  INTERPRETATIONS.

     (a) In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

     (b) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (C) any reference herein to any Person shall be


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construed to include the Person's successors and assigns, (D) the words
"herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (E) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

                                  ARTICLE II.

                            GENERAL TERMS OF SUPPLY

SECTION 2.01  SALE AND PURCHASE OF PRODUCT.

     (a) During the Term of this Agreement, the Company hereby grants to BMS a royalty-free, non-exclusive and non-transferable right and license to use such assets that are owned or licensed by the Company as are necessary to allow BMS to manufacture and supply the Products exclusively to the Company under this Agreement. Notwithstanding the foregoing, BMS may transfer its right and license under this Section 2.01(a) to an Affiliate of BMS or to a Third Party in accordance with Section 2.06(c).

     (b) BMS shall use commercially reasonable efforts to sell to the Company, and the Company shall, subject to Article XI, Section 2.06(c) and Section 12.02, purchase from BMS, all of the Company's requirements for each Product for distribution, sale and use in the Territory during the Term, pursuant to Firm Orders submitted by the Company to BMS from time to time in accordance with
Section 2.03, at a price determined in accordance with Section 3.01, and subject to the warranties set forth in Section 5.02(a). At any time, upon not less than twelve (12) months' prior written notice to BMS, the Company may terminate its obligation to purchase any Product from BMS hereunder and itself (or through an Affiliate or Third Party) commence manufacturing such Product; provided, however, that BMS shall have no obligation to recommence selling any such Product to the Company at any time after the Company has terminated its obligation to purchase any such Product in accordance with this Section 2.01(b).

     (c) All Products supplied hereunder shall be in finished dosage form, filled, labeled and packaged for commercial sale or distribution as samples, as the case may be, by the Company in accordance with the terms and conditions of this Agreement, the Specifications and applicable Laws. BMS shall solely and exclusively supply the Product Line to the Company and its designees, and neither BMS nor its Affiliates shall have the right to manufacture or supply the Product Line or any Product therein to any other Person. BMS shall be responsible for the purchase of all raw materials in accordance with the NDAs and other regulatory filings for the Products as necessary to supply finished Products to the Company under this Agreement.

     (d) For up to the later of 180 calendar days following the Effective Date, each Product manufactured hereunder shall continue to be labeled and packaged with the same labels and packaging that are used by BMS in connection with the Products as of the Effective Date. After such time, each such Product shall be manufactured with labeling and packaging identifying BMS or any Affiliate thereof as the manufacturer of the Products and the Company (or the Company's designee) as the distributor thereof. Within 60 calendar days following the Effective Date, the Company shall provide to BMS final specifications for the revised labeling and packaging of each Product, including all necessary photo-ready art (or its substantial equivalent) reflecting such modification.

     (e) Subject to the provisions of Section 2.01(d), the Company shall control the content and type of all labeling and packaging (and any changes or supplements thereto) for each Product and shall have the responsibility, at the Company's expense, for any changes or supplements thereto, including the expense of securing any approvals required by the FDA or other applicable regulatory authorities for any such changes or supplements. BMS shall be responsible for obtaining such labels (and any changes or supplements thereto) in accordance with the content specified by the Company. The Company shall use commercially reasonable efforts to communicate any changes to the labeling and packaging to BMS in writing at least 90-calendar days prior to the desired implementation date together with the required documentation specifying the content to be included in the labeling and packaging, including all necessary photo-ready art (or its substantial equivalent). BMS shall use its

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commercially reasonable efforts to implement such changes as of its first batch run after the Company's desired implementation date, but in no event later than the later of (i) 180-days after the receipt of such request and (ii) the Company's desired implementation date. Each Product shall be sold by the Company under one label throughout the Territory. Notwithstanding the foregoing, if at any time the Company desires to sell Products under one or more labels, the Company shall notify BMS of such desire, which notice shall include a reasonably detailed description of such proposed additional labels and the Company's anticipated annual volume requirements for each SKU which will bear an additional label. BMS shall have the right, but not the obligation, to elect, at its sole option, to manufacture such Products with such additional labels. If BMS elects to manufacture such Products with such additional label(s), all additional costs (calculated on a fully burdened cost basis) incurred by BMS in connection with such manufacturing of such Products with such additional labels shall be borne by the Company. If BMS elects not to manufacture the Products with such additional labels, the Company shall have the right to use the Initial Back-Up Supplier to manufacture such Products under such label(s).

     (f) No terms and conditions contained in any Firm Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein.

     (g) BMS agrees that if at any time during the Term of this Agreement it is unable to supply sufficient quantities of a Product to supply all of the Company's requirements for such Product and all the requirements supplied by BMS for Estrace Tablets for sale in Canada or Estradiol Tablets (or products substantially the same as Estradiol Tablets) for sale in the United States and Canada by the Third Party Purchaser for whom BMS manufactures same, BMS shall allocate the supply of such Product (and products) among the Company, BMS, its Affiliates and any such Third Party Purchaser in good faith on a non-discriminatory and equitable basis.

SECTION 2.02  FORECASTS.

     Upon execution of this Agreement, and thereafter within the first 10 business days of each calendar quarter during the Term, the Company shall provide BMS with a good faith rolling forecast ("Forecast") of the estimated quantities and anticipated delivery schedules for each Product on a country by country basis, for the following 24-month period, by calendar quarters. Subject to Section 2.03(a), the first six months of each such Forecast shall consist of the 3-month Firm Order placed by the Company concurrently with such Forecast pursuant to Section 2.03(b) (for Products to be delivered within months 4-6 of such Forecast) and the 3-month Firm Order placed on the date of the previous Forecast (for Products to be delivered within months 1-3 of the current Forecast). Subject to the foregoing, the Parties agree to use commercially reasonable efforts to correspond, discuss and/or meet periodically, at mutually convenient times and places, to discuss each Party's requirements under this Agreement and the mechanisms that can be established to assure that those requirements are met on a timely basis.

SECTION 2.03  ORDERING.

     (a) The Company will provide BMS with a Firm Order for the period from the Effective Date up to and including September 30, 2001, which Firm Order shall be attached as Schedule 2.03(a). BMS will supply the quantities set forth in
Schedule 2.03(a) for each Product in accordance with the delivery schedule set forth therein, and to the extent such Firm Order is not sufficient to meet the Company's actual requirements for any Product for such period, BMS will use commercially reasonable efforts to supply the Company with its requirements beyond the amounts specified in Schedule 2.03(a). The Company agrees to purchase such quantities of each Product as supplied by BMS in accordance with Schedule 2.03(a). For periods after September 30, 2001, Firm Orders shall be filled by BMS in accordance with the Firm Orders placed by the Company pursuant to Section 2.03(b).

     (b) Except as provided in Section 2.03(a) above, within 10 days after the beginning of each such calendar quarter, the Company shall place a Firm Order specifying the quantities of each Product to be purchased by the Company with respect to the next succeeding calendar quarter. BMS shall promptly notify the Company in writing if at any time BMS has reason to believe that BMS will not be able to fill a Firm Order for any Product in all material respects in accordance with the delivery schedule specified therein by the Company and pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, any Firm Order for any

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Product placed for a calendar quarter in accordance with this Section 2.03(b)
shall be between 75% and 125% of the most recent forecast estimated quantity for such Product for such calendar quarter provided by the Company to BMS in accordance with Section 2.02 prior to the Firm Order being placed by the Company.

     (c) All Products ordered by the Company shall be consistent with BMS' current minimum batch sizes for the related Product, or multiples thereof, as set forth in Schedule 3.01. BMS shall give the Company not less than six months' notice prior to changing its minimum batch sizes, and shall not change the minimum batch sizes without the prior written consent of the Company.

SECTION 2.04  SHIPMENTS.

     BMS shall ship each Firm Order, F.O.B. the manufacturing facility for each Product (whether manufactured by BMS or, if and to the extent permitted hereunder, by an Affiliate of BMS or a Third Party) to the Company or its designee to the destinations specified by the Company in the applicable Firm Order. Freight (including customs clearance costs) and insurance shall be for the account of the Company. Title shall pass to the Company and the risk of loss, delay or damage in transit shall be with the Company, from and after delivery to the common carrier. BMS shall package each Product for shipment in accordance with its customary practices therefor, unless otherwise specified in writing by the Company. The Company shall use its commercially reasonable efforts to request alternative packaging for shipment at least 30 business days prior but in no event less than 10 business days prior to such shipment, in which event any extra costs incurred by BMS on account of changes requested by the Company shall be promptly reimbursed by the Company. In the event that BMS receives less than 30 business days notice of a request for alternative packaging, BMS shall not be required to repackage any such shipments that have already been packed for shipment. BMS shall include the following with each shipment of the Products: (a) the Company purchase order number, (b) the BMS lot and batch numbers for each Product included, (c) the quantity of the Products and (d) the Certificate of Analysis (the form of which is attached hereto as Schedule 2.04(b)).

SECTION 2.05  RECEIPT OF PRODUCT; ACCEPTANCE.

     (a) The Company shall be entitled to reject any portion or all of any shipment of Products that does not conform to the Certificate of Analysis or otherwise fails to comply with the representations and warranties set forth in
Section 5.02(a) (unless such non-conformity was attributable to an act or omission of the Company or the common carrier once the Product was delivered by BMS to such common carrier), provided, that, (a) the Company shall notify BMS within 15 business days after receipt of such shipment if it is rejecting a shipment due to obvious physical damage, obvious packaging defect or quantity discrepancies that are evident upon visual inspection of the packaged Products as shipped by BMS and (b) in the case of Products having defects other than those obvious defects, the Company shall notify BMS within 15 business days after the Company becomes aware of such defect. Notwithstanding anything contained herein, the Company shall have no obligation to inspect the Products beyond a visual inspection of each shipment for obvious physical damage or quantity discrepancies that are evident upon visual inspection of the packaged Products as shipped by BMS. Without in any way limiting BMS' indemnity obligation as set forth in Section 6.01, if no notice is provided by the Company within such time periods (i.e., 15 business days), then the Company shall be deemed to have accepted the shipment. Any notice of rejection by the Company shall be accompanied by a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by the Company on the allegedly nonconforming Product, together with the methods and procedures used. BMS shall notify the Company as promptly as reasonably possible, but in any event within 10 business days after receipt of such notice of rejection, whether it accepts the Company's assertions of nonconformity.

     (b) Whether or not BMS accepts the Company's assertion of nonconformity, promptly upon receipt of a notice of rejection, unless otherwise specified by the Company, BMS shall use commercially reasonable efforts to provide replacement Products for those rejected by the Company in the original shipment. If the Product rejected by the Company from such original shipment ultimately is found to be nonconforming (whether pursuant to Section 2.05(c) or if BMS so acknowledges in writing), BMS shall bear all expenses for such replacement Product (including all transportation and/or disposal charges and cost of manufacture for such nonconforming Product), to the extent the Company previously paid for any corresponding nonconforming Product. If it is determined subsequently that such Product was in fact conforming (whether pursuant to Section 2.05(c) or if the Company so acknowledges in writing), then the Company shall be responsible not only for the purchase price of the allegedly nonconforming Product (including all transportation charges), but also, upon receipt and acceptance by the Company in accordance with the procedures (and at the same price charged in the original shipment) set forth above, the replacement Product. Replacement shipments shall also be subject to the procedures contained in Section 2.05(a). BMS shall be under no obligation to accept a return of Product except as provided in this paragraph.

     (c) If BMS disagrees with any alleged nonconformity, then an independent Good Manufacturing Practices certified laboratory (or other expert) of recognized repute, reasonably acceptable to both Parties, shall analyze an aliquot sample or such other portions of a shipment, furnished by the Company from the shipment received by the Company, as may be necessary to substantiate whether the shipment rejected by the Company conformed in all material respects to the Certificate of Analysis and/or any other pertinent Specifications or otherwise failed to comply with the representations and warranties set forth in
Section 5.02(a) at the time of delivery to the common carrier. The laboratory shall use such procedures and tests as the laboratory may consider necessary or appropriate to reach a conclusion. Both Parties agree to cooperate with the independent laboratory's reasonable requests for assistance in connection with its analysis hereunder. Both Parties shall be bound by the laboratory's results of analysis, which, absent manifest error, shall be deemed final as to any dispute over compliance of the Product in all material respects with the Certificate of Analysis and/or any other pertinent Specifications and/or the representations and warranties set forth in Section 5.02(a). If the laboratory analysis shows that the Products do not conform in all material respects to the Certificate of Analysis and/or any other pertinent Specifications and/or the representations and warranties set forth in Section 5.02(a) at the time of delivery to the common carrier, the costs of such analysis shall be paid by BMS. If the laboratory analysis shows that the Products do conform in all material respects to the Certificate of Analysis and/or any other pertinent Specifications and/or the representations and warranties set forth in Section 5.02(a) at the time of delivery to the common carrier, the costs of such analysis shall be paid by the Company.

     (d) If BMS acknowledges an alleged nonconformity (or if the laboratory concludes that the Product was nonconforming), BMS promptly (and in any case within thirty calendar days thereafter) shall make arrangements for the return, reworking or disposal, at BMS' option, of the nonconforming Product. If BMS requests that the Company dispose of such nonconforming Product, BMS shall give the Company written instructions as to how the Company or its agent shall, at BMS' expense and liability, lawfully dispose of any non-conforming Products, and the Company shall provide BMS with written certification of such destruction. BMS shall pay, or reimburse the Company, for any reasonable return shipping charges or out-of-pocket costs incurred by the Company for such return shipment or lawful disposal of such nonconforming Product in accordance with BMS' instructions.

SECTION 2.06  QUALITY CONTROL; CHANGE IN SPECIFICATIONS OR SUPPLIER.

     (a) BMS shall conduct all quality control testing of the Products prior to shipment in accordance with the applicable NDAs and Laws. BMS shall retain records and samples of Products relating to such testing as required by Law and, from time to time upon prior notice from the Company, shall provide the Company with reasonable access during normal business hours to such records; provided, however, that such access does not unreasonably disrupt the normal operations of BMS. If the Company conducts quality control testing of Products after delivery thereof to the Company, the Company shall use the same analytical methodology as used by BMS. Upon written request from the Company, BMS shall provide a reasonably detailed description of the analytical methodology used by BMS for quality control testing of the Products.

     (b) The Company shall have the right, at its expense and in consultation with BMS, to change the Specifications with respect to any Product from time to time, including as may be required by any regulatory agency having jurisdiction over such Product, on not less than 120 calendar days' prior written notice to BMS (or such shorter period as required by any regulatory agency or mutually agreed by the Parties). In such event, upon the reasonable request of the Company and at the Company's sole expense, BMS shall assist with all analytical or experimental work to be performed in connection with making such change, and BMS shall be responsible, at Company's expense, for filing all changes proposed by the Company and for seeking approval of any such change by each applicable regulatory authority. The Parties may also amend the Specifications with respect to any Product by mutual agreement.

     (c) At any time and from time to time, BMS in its sole discretion may, without the consent of but with not less than 180 days' prior written notice to, and consultation with, the Company, change the manufacturer used in the manufacturing of the Products to an Affiliate of BMS or to another BMS facility. BMS may with the prior written consent of the Company (which consent shall not be unreasonably withheld) change the manufacturer used in the manufacturing of the Products to a Third Party. The Company shall cooperate with BMS (and such other manufacturer, if applicable) in any reasonable manner to effect such transfer to an Affiliate of BMS or, in the case of a Third Party, to such Third Party as to which the Company has given its written consent. BMS shall be responsible for making any required filing with respect to such change in manufacturer and seeking approval from each applicable regulatory authority. Additionally, BMS shall be responsible for all costs incurred by either Party with respect to such change in manufacturer. In the event that the manufacturer used in the manufacturing of the Products is changed to an Affiliate of BMS or a Third Party as provided in this Section 2.06(c), BMS shall ensure that the Purchase Price for the Products after such change in manufacturer remains substantially equal to the amounts set forth on Schedule 3.01, as adjusted from time to time pursuant to Sections 3.01(b) - (d).

     (d) Subject to Section 2.06(b), at any time and from time to time, BMS in its sole discretion may change, without the consent of but with at least
90 days' prior written notice to (if no regulatory action is required) and at least 180 days' prior written notice to (if regulatory action is required), and consultation with, the Company, any manufacturing processes and/or locations used in manufacturing any Product, any intermediates, excipients, reagents or other compounds used in the manufacture of any Product, and any suppliers of any components used in making a Product, provided that no such change results in or causes an interruption of supply of Product to the Company or delays or otherwise adversely affects the ability of the Company to transition the manufacturing of such Product to the Company except where such change results from a change in manufacturing processes and/or locations in response to a pronouncement of the FDA or a change in applicable Law. The Company shall cooperate with BMS in any reasonable manner to effect such change. BMS shall be responsible for making any required filing with respect to such change and seeking approval from each applicable regulatory authority. Additionally, BMS shall be responsible for all costs incurred by either Party with respect to such change. In the event of such change, as provided in this Section 2.06(d), BMS shall ensure that the Purchase Price for the Products after such change remains substantially equal to the amounts set forth on Schedule 3.01, as adjusted from time to time pursuant to Sections 3.01(b) - (d).

     (e) With respect to any regulatory filings and approvals made or sought by either Party under this Section 2.06, each Party shall provide reasonable cooperation to the other Party in connection therewith. If a change proposed to be made to the Specifications or the manufacture of the Products under this
Section 2.06 requires prior approval by any applicable regulatory authority before implementation, such change will not be implemented in respect of a Product until such change has been so approved.

SECTION 2.07  MATERIAL SAFETY DATA SHEETS.

     BMS shall provide the Company with all information in the applicable Material Safety Data Sheet as it exists at the Effective Date for each Product provided by BMS and thereafter as reasonably requested by the Company.

SECTION 2.08  BMS SUPPLY CONTRACTS.

     Notwithstanding any provision of this Agreement that may imply or provide to the contrary, BMS shall have the sole right, but not the obligation, at its sole discretion and expense, to maintain and enforce any contract entered into by BMS or its Affiliates covering the supply of any compounds, intermediates, biomaterials, packaging components, containers and other materials used in the manufacture of the Products. Upon termination of BMS' supply obligation under this Agreement, BMS will assign, to the extent assignable and if requested by the Company, any contracts exclusively relating to the supply of any compounds, intermediates, biomaterials, packaging components, containers and other material used in the manufacture of the Products, and the Company shall be solely responsible for all obligations arising under such assigned contracts after the date of assignment. Except as provided in Article XI, nothing contained in this paragraph shall excuse BMS from performing its obligations under this Agreement. For the avoidance of doubt, termination without cause by BMS and/or expiration of a supply contract by BMS, in itself, does not constitute a Force Majeure Event.

SECTION 2.09  LINE EXTENSION PRODUCTS AND NEW PRODUCTS.

     (a) Except as set forth in Section 2.09(c), BMS shall have no obligation, express or implied, to develop new formulations, dosages, forms of administration, or preparations for the Products.

     (b) Once the Company has obtained any regulatory approvals that may be required, if any, to market a Line Extension Product in any country of the Territory, such Line Extension Product shall be included as a Product under this Agreement and the Parties shall amend Schedule 1.01A to reflect the inclusion of such Line Extension Product.

     (c) During the Term, upon request by the Company, BMS shall provide the Company with a reasonable level of technological assistance and consultation in support of the Company's development and regulatory efforts in connection with all Line Extension Products. The Company will reimburse BMS and its Affiliates for their fully-burdened costs associated with such development and regulatory efforts, including without limitation, capital expenses, equipment and supplies, personnel costs and reasonable out-of-pocket expenses. Any and all rights arising out of any development work under this Section shall be owned by the Company regardless of inventorship, and to the extent that BMS or its Affiliates or any of their employees or consultants acquire rights in or to any such developments, BMS shall, or shall ensure that its Affiliates or their employees or agents shall, promptly take such actions and execute such documents as may be necessary to assign such rights to the Company or the Company's designee.

SECTION 2.10  BMS RESERVED RIGHTS.

     For the avoidance of doubt, nothing in this Agreement shall be deemed to prohibit or restrict the right of BMS and its Affiliates to manufacture (anywhere in the world):

        (i) any Estrace Tablets for sale or distribution to a Third Party Purchaser for resale, distribution and/or use in Canada;

       (ii) any Estradiol Tablets for sale, marketing and distribution for animal use anywhere in the world;

      (iii) bulk active pharmaceutical ingredient for Estrace Tablets and Estradiol Tablets (or products substantially the same as Estradiol Tablets) to any Third Party Purchaser; and

       (iv) any Estradiol Tablets (or products substantially the same as Estradiol Tablets) for sale or distribution to a Third Party Purchaser for resale, distribution and/or use within the United States or Canada.

SECTION 2.11  MAINTENANCE OF NDAS.

     (a) BMS shall retain all rights, title and interests in and to the NDAs during the period that BMS is supplying a Product to the Company hereunder, and for so long thereafter, even after the Company assumes such manufacturing obligations hereunder, as BMS may elect. During the period that BMS retains all rights, title and interests in and to the NDAs, BMS shall have sole responsibility for maintaining, and shall use commercially reasonable efforts to maintain the NDAs until such time as BMS in its discretion may assign its rights to the NDAs to the Company (subject to the Company's agreement to do so, as provided in (b) below) or to Novartis and its Affiliates (and their successors and assigns or their exclusive licensees for the manufacture of Estradiol Tablets).

The Company shall reimburse BMS for the Company's Proportionate Share of BMS' fully-burdened costs to maintain the NDAs. BMS shall keep the Company informed on a timely basis as to any developments that would have a material adverse effect on any NDA. Where BMS may lawfully do so and subject to any confidentiality obligations as BMS may have to Third Parties with respect to Third Party information included therein, BMS shall provide the Company, upon request after reasonable notice from the Company, with access to copies of all filings submitted by BMS to the FDA, other than those filings made on behalf of Novartis or its Affiliates, for each Product. BMS shall have the final decision-making authority in every case on whether and how to maintain the NDAs and any other issues in connection with such NDAs (including, but not limited to, decisions to recall the Products) and on whether and how to communicate with the FDA and other applicable governmental agencies or authorities in connection therewith; provided, that BMS will not, except where required by, or to fulfill its obligations under, applicable law or except where required by a governmental agency or authority acting within the scope of its authority, supplement, amend or otherwise alter an NDA so as to breach this Agreement or to materially and adversely alter the rights granted to the Company hereunder or under the Asset Purchase Agreement that are derived from such NDA.

     (b)

        (i) BMS shall have no obligation to assign, license or otherwise transfer to the Company any right to or interest in any NDA.

       (ii) If BMS believes that it is in the best interests of the Parties to transfer or assign the NDAs for the Products to the Company, and is lawfully able to do so (including taking into account its obligations to Novartis), then BMS will so notify the Company in writing. Within 30 days after receipt of such notice by the Company, the Company will notify BMS if it agrees that it is in the best interests of the parties to assign the NDAs for the Products to the Company. If the Parties are in agreement, BMS will assign to the Company, and the Company shall accept and take, all rights, title and interests under such NDAs assigned by BMS, and the Company shall be responsible for the performance of all obligations under such NDAs thereafter. Where BMS transfers any such NDAs to the Company, the Company shall, at the written request of BMS and/or any other Third Party Purchaser, cooperate with BMS or any such Third Party Purchaser to file on behalf of BMS or such Third Party Purchaser with the FDA any supplement to such transferred NDA ("Supplemental Registration") that is required in connection with BMS or any Third Party Purchaser manufacturing, finishing or packaging any product (other than a Product) for which the manufacture, finishing or packaging thereof would require that a supplemental registration to the NDA be so filed, and BMS (or such Third Party Purchaser) shall reimburse the Company for its out-of-pocket costs incurred in connection therewith.

      (iii)    If the Company does not deliver a notice pursuant to clause
               (ii) of this Section 2.11(b) that it agrees to assume the obligations under the NDAs within 30 days, BMS, in its sole discretion, may transfer or assign any such NDAs to a Third Party Purchaser. BMS will notify the Company of same and such Third Party Purchaser shall be responsible for the performance of all obligations under such NDAs thereafter. If BMS transfers any such NDAs to a Third Party Purchaser, the Company shall provide the same cooperation and assistance thereafter to such Third Party Purchaser as it would have provided to BMS hereunder with respect to such NDAs, and BMS will obligate such Third Party Purchaser to provide the same cooperation and assistance thereafter to the Company as BMS would have provided to the Company hereunder.

     (c) Upon BMS receiving written notice from the Company (in accordance with this Supply Agreement or otherwise) stating that the Company intends to commence the manufacture, finishing or packaging of any Product (and where, and for so long as, BMS retains all rights to such NDA), BMS shall, with respect to such Product, prepare (in consultation with the Company) and file such supplemental regulatory filings ("Company Supplemental Registrations") with the applicable regulatory authority that may be required in connection with the manufacture, formulation, finishing or packaging of such Product at each Company facility where the Company proposes to manufacture, formulate, finish or package such Product. The Company will provide BMS with all information and data needed to make such filings, and will reimburse BMS for its fully-burdened expenses to prepare, file and maintain such Company Supplemental Registrations. The Company shall not commence the manufacture, formulation, finishing or packaging of any such Product until all necessary Company Supplemental Registrations approvals have been obtained from the applicable regulatory authorities.

     (d) The Company shall not at any time knowingly do, cause to be done, or omit or permit any act inconsistent with any such NDAs or related Company Supplemental Registrations. In respect of each Product manufactured by the Company pursuant to a NDA maintained by BMS (or by a Third Party Purchaser) or to a Company Supplemental Registration applicable to such Product, the Company shall, upon written notice from BMS, provide to BMS (or such Third Party Purchaser) any and all material information (the "Technical Information") necessary to enable BMS (or such Third Party Purchaser) (i) to make any filings required by applicable Law in connection with the NDAs and Company Supplemental Registrations, (ii) to otherwise maintain the NDAs and Company Supplemental Registrations and (iii) to include complete and accurate information in the annual reports made by BMS (or such Third Party Purchaser) to the FDA in relation to the Product. In response to all written notices from BMS delivered to the Company in accordance with this subsection (d), the Company shall, to the extent not required to be reported to BMS by the Company under applicable law and/or as listed on Form FDA 2252, set forth in reasonable detail the nature of the Technical Information that the Company is required to provide to BMS in respect of each Product and the date by which such Technical Information shall be provided to BMS in respect of each Product. The Company shall use its commercially reasonable efforts to provide such Technical Information to BMS on or before the date set forth in any such written notice. The Company shall execute, acknowledge and deliver such further instruments as BMS may reasonably request, and use commercially reasonable efforts to do all such other acts, as promptly as possible, which may be necessary or appropriate to obtain and maintain the NDAs and Supplemental Registrations.

     (e) Not more frequently than twice in any calendar year, BMS (or any Third Party Purchaser to whom it may transfer an NDA) may inspect and audit any facility owned, leased or otherwise used by the Company which is the subject of a Company Supplemental Registration for the purpose of ensuring that all Products manufactured at such facility are manufactured in accordance with Good Manufacturing Practices. Such audits shall occur upon not less than 10 days' prior notice to the Company, and such audit shall only be conducted during normal business hours.

     (f) The Company hereby indemnifies BMS and its Affiliates, including its and their officers, directors, agents and employees, and shall hold the same harmless from and against any claims, suits, liabilities, causes of action, damages or expenses (including reasonable attorneys' fees) arising in connection with any failure or omission by the Company to act in a manner consistent with the NDAs or Supplemental Registrations or any failure or omission by the Company to (i) provide to BMS the Technical Information in accordance with Section 2.11(d), and/or (ii) operate any facility owned, leased or otherwise used by the Company or its Affiliates in accordance with any NDA, Company Supplemental Registration or Laws applicable to such facility.

     (g) If, with respect to any Product manufactured in a Company facility pursuant to a Company Supplemental Registration, the Company proposes to change
(i) any manufacturing process, formulation or testing standard relating to such Product or (ii) the packaging of any Product, the Company shall inform BMS (or such Third Party Purchaser to whom BMS may transfer the NDA) of any such proposed change and upon reasonable notice to BMS reasonably sufficient to enable BMS to implement same in an orderly fashion and to obtain all necessary regulatory approvals prior to the effective date of such proposed change, obtain the prior written consent (which consent may not be unreasonably withheld) of BMS (or such Third Party Purchaser) prior to implementing any proposed change.

     (h) BMS or its Affiliates may, without the consent of the Company, use the NDAs in connection with (i) the manufacture of Estrace Tablets by or for a Third Party Purchaser in and outside the United States for marketing, sale and use in Canada, (ii) the manufacture of Estradiol Tablets (or products substantially the same as Estradiol Tablets) anywhere in the world for marketing, sale and use in the United States and Canada, and (iii) the manufacture, use, promotion, marketing, distribution and sale of any Estradiol Tablets (or products substantially the same as Estradiol Tablets) anywhere in the world for other than human use.

     (i) Without the prior written consent of BMS, Company and its Affiliates will not, and will not use the NDAs, any rights licensed to it under Section
2.13 or any Information provided by BMS to: (i) manufacture Estrace Tablets anywhere in the world for, or knowingly sell or market Estrace Tablets to, a Third Party for marketing, sale and use in Canada, and (ii) manufacture Estradiol Tablets anywhere in the world for, or knowingly sell or market Estradiol Tablets to, any Third Party for marketing, sale and use in the United States or Canada.

SECTION 2.12  PROMOTIONAL AND ADVERTISING MATERIALS.

     (a) The Company shall be solely responsible for designing, preparing and distributing at its sole expense all promotional materials and advertisements used by or on behalf of it in the promotion and marketing of the products within the Product Line. The Company will ensure that such materials and advertisements comply with, and the Company will be solely responsible and liable for any failure of such materials to comply with, the applicable labeling and Product Registration for a given product in the Product Line and with applicable law and regulations, notwithstanding any prior review and/or use of such materials by BMS. The Company shall be solely responsible for submitting all promotional and advertising materials prepared by or for it to FDA for review and, where required by law, approval following review by BMS and for negotiating with FDA for approvals of such materials; provided, that BMS has submitted to FDA such authorization as may be required by law for the Company to submit such promotional and advertising materials (which BMS will use commercially reasonable efforts to effect as promptly as reasonably practicable after the Effective Date); and provided, further, that the Company shall promptly inform BMS of the substance of any responses received to such materials (and provide a copy of any written responses received from or sent to FDA with respect thereto).

     (b) The Company shall have strategic responsibility and sole authority and responsibility at its expense for conducting and developing symposia, seminars, technical and scientific exhibits and other professional relations events with respect to the Product Line.

SECTION 2.13  LICENSE GRANT.

     (a) BMS hereby grants to the Company a fully paid up, perpetual, non-exclusive right and license under any Patents, Product-Exclusive Know-How and Product-Non-Exclusive Know-How for the purpose of manufacturing, distributing, marketing and selling the Product Line and any Line Extension Products developed by the Company.

     (b) Subject to BMS' obligations to Third Parties as of the Effective Date (including without limitation to Roberts under the Roberts Supply Agreement and to Novartis under the Novartis Agreements), BMS hereby further grants to the Company a fully paid up, perpetual, non-exclusive right and license under any Product-Exclusive Know-How to make, have made, use and sell products other than
(1) the Product Line, (2) any Estradiol Products for sale or use in the United States and Canada ,and (3) any Estrace Products for sale or use in Canada.

     (c) BMS retains all rights under all BMS Patents and Know-How for which rights are not expressly licensed to Company hereunder. Company covenants and agrees that it will use and practice the BMS Patents and Know-How solely in accordance with the rights expressly licensed to it hereunder.

                                  ARTICLE III.

               PURCHASE PRICE FOR PRODUCTS AND CLOSING INVENTORY

SECTION 3.01  PURCHASE PRICE.

     (a) The purchase price for commercial and sample supplies of each Product sold to the Company pursuant to Article II during the Term of this Agreement shall be equal to the price for such Product set forth on Schedule 3.01 for Firm Orders received by BMS under Section 2.03 (as adjusted from time to time pursuant to Section 3.01(b) - (d), the "Purchase Price").

     (b) The Purchase Price of each such Product shall be adjusted effective as of each January 1 during the Term, by such percentage increase in the U.S. Producers Price Index for Finished Goods (or successor index) as published by the U.S. Department of Labor, Bureau of Statistics (or successor governmental entity), as shall have occurred for the immediately preceding twelve month period, except to the extent, however, that BMS has elected to adjust the Purchase Price as set forth in Section 3.01(c) below for such year. The Purchase Price adjustment under this Section 3.01(b) shall be retroactively effective to said January 1, and shall apply to all Firm Orders received on or after such date, even though the index figures needed to calculate such change will not be available until published by the Bureau of Statistics at a time after January 1.

     (c) BMS may elect in its discretion to adjust for any given year that portion of the prior year's Purchase Price of a Product that represents such Product's variable costs (including without limitation costs of labor, cost of supplies and materials, and cost of Third Party supplies and services, but excluding overhead) by the actual percentage change in such variable costs incurred in that year, rather than adjusting such portion by the change in the index set forth above. Schedule 3.01(c) sets forth the applicable variable costs for each Product as of the Effective Date. All other components of the Purchase Price of such Product for such year shall be adjusted by the index set forth above. BMS shall act in good faith in connection with the above Purchase Price adjustment.

     (d) For purposes of pricing Products ordered by the Company on said January 1 and thereafter, all components of the Purchase Price of such Product shall be adjusted as of January 1 by the change in the index as set forth in
Section 3.01(b), until such time as BMS notifies the Company that it is electing to change said portion of the annual adjustment to the Purchase Price attributable to variable costs by the difference between the percentage change in the actual variable cost component of such Product and the percentage change attributable to the index. If BMS has so notified the Company in writing that BMS is electing, for such year, to change the portion of the annual adjustment to the Purchase Price that is attributable to variable costs in accordance with the foregoing, then the Purchase Price with respect to all Firm Orders placed by the Company during such year shall be deemed to be increased accordingly, retroactive to January 1 of such year. If BMS does not notify the Company of any change under this Section 3.01(d) within a given calendar year, BMS shall be deemed to have waived its right to apply this Section 3.01(d) with respect to such year.

     (e) Unless otherwise set forth on Schedule 3.01, the initial Purchase Price for line extension products shall be determined using substantially the same methodology as was used to determine the initial purchase prices for the Products set forth on Schedule 3.01 (i.e., fully burdened manufacturing costs plus 15%), and shall be subject to the same purchase price adjustments applicable to all Purchase Prices as set forth in Section 3.01.

SECTION 3.02  AUDIT OF COST RECORDS.

     Not more frequently than once with respect to any year in which BMS has elected to adjust the Purchase Price under Section 3.01, the Company shall have the right to have a "Big Five" accounting firm audit, within 12 months of such Purchase Price adjustment, BMS' books and records relating to the manufacture of the Products, for the sole purpose of verifying BMS' determination of the change in costs underlying such price adjustment. Such audit shall be at reasonable times during normal business hours and upon reasonable notice to BMS. A copy of the auditing firm's conclusions of its audit shall be furnished to BMS at least ten (10) days prior to disclosure to the Company to allow BMS an opportunity to review the accuracy of the auditing firm's conclusions. The Company shall bear the full cost of such audit (including, without limitation, reimbursement to BMS for administrative costs it incurs in connection with the audit) unless such audit discloses a variance of more than five percent (5%) from the Purchase Price adjustment imposed by BMS, in which event, BMS shall bear the full cost of such audit. Any amounts that are determined to be due and owing by BMS to the Company following such audit shall be paid within thirty (30) business days thereafter, together with any interest due thereon from the date of overpayment by the Company at the rate of twelve percent (12%) per annum; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Company from exercising any other legal rights it may have as a consequence of the lateness of any payment.

                                  ARTICLE IV.

                              PAYMENTS AND REPORTS

SECTION 4.01  PAYMENT.

     BMS shall submit invoices to the Company for Products promptly after shipment. The invoices shall reflect the Purchase Price for the Products as set forth in Section 3.01. Payments shall be made by the Company within 30 calendar days of receipt of the invoice. In addition, BMS, in its sole discretion, shall determine, and may from time to time change without the consent of, but with written notice to, the Company, the identity of the party that shall invoice the Company for any Product supplied hereunder which shall be BMS or an Affiliate of BMS.

SECTION 4.02  MODE OF PAYMENT.

     The Company shall make all payments required under this Agreement by electronic funds transfer in United States dollars to a bank account designated by BMS.

SECTION 4.03  TAXES.

     Any and all transfer, sales, use, registration and other taxes imposed upon or with respect to or measured by the sale or delivery by BMS to the Company of any Product hereunder shall be the responsibility of and for the account of the Company. Such amounts shall be included on BMS' invoices to the Company for such Products. If BMS obtains any credit for the amounts of the tax, such amount shall be repaid by BMS to the Company when it is received by BMS. Anything to the contrary notwithstanding, the Company shall have no obligation to pay any income tax imposed on BMS or any of its Affiliates which may arise from the transactions contemplated by this Agreement.

     SECTION 4.04  LATE PAYMENTS.

     In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of 12% per annum, provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit BMS from exercising any other legal rights it may have as a consequence of the lateness of any payment.

                                   ARTICLE V.

              COMPLIANCE WITH LAWS; REPRESENTATIONS AND WARRANTIES

SECTION 5.01  COMPLIANCE WITH LAW; COOPERATION.

     (a) Compliance with Law. Each Party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Laws applicable to its activities under this Agreement and each Related Agreement, including without limitation, any requirements of any product license applicable to the Products in the Territory. The Company shall store the Products sold to it in compliance with all applicable Laws, including, without limitation, the Prescription Drug Marketing Act. BMS and the Company each shall keep all records and reports required to be kept by applicable Laws. The Parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws to applicable regulatory authorities.

     (b) Reasonable Cooperation. BMS and the Company each hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons, provided that no Party shall be required to (i) pay money (other than as expressly required pursuant to the terms and conditions of this Agreement or a Related Agreement) or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement or any Related Agreement.

SECTION 5.02  BMS WARRANTIES.

     (a) BMS warrants that each Product manufactured by or for BMS and sold to the Company under this Agreement:

        (i) will not be adulterated or misbranded under applicable Laws at the time the same is tendered to the common carrier for delivery to the Company;

       (ii) will meet the Specifications therefor at the time the same is tendered to the common carrier for delivery to the Company;

      (iii) shall be manufactured, labeled and packaged in accordance with Good Manufacturing Practices and all other applicable laws including all applicable U.S. federal, state and local environmental health and safety Laws in effect at the time and place of manufacture of the Products, except to the extent that the Company has assumed responsibility for such manufacturing, labeling and/or packaging; and

       (iv)    will have a shelf life of not less than those months set forth in
               Schedule 1.01A at the time the Products are tendered to the common carrier for delivery to the Company.

     (b) THE LIMITED WARRANTIES PROVIDED IN SECTION 5.02(a) ARE BMS' SOLE WARRANTIES WITH RESPECT TO A PRODUCT THAT IS MADE BY BMS OR FOR BMS UNDER THIS AGREEMENT AND IS MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN ANY RELATED AGREEMENT, BMS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION ANY WARRANTIES WITH RESPECT TO LACK OF INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS THAT MAY RESULT FROM THE MANUFACTURE, USE, EXPORT, IMPORTATION OR SALE OF ANY PRODUCT.

SECTION 5.03  THE COMPANY WARRANTIES.

The Company represents and warrants to BMS that the Company shall adhere to all applicable Laws relating to the handling, storage and disposal of each Product.

SECTION 5.04  DISCLAIMER OF WARRANTIES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY RELATED AGREEMENT, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT.

SECTION 5.05  NO RELIANCE BY THIRD PARTIES.

     The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

                                  ARTICLE VI.

                      INDEMNIFICATION; REMEDIES FOR BREACH

SECTION 6.01  BMS INDEMNITY.

     BMS shall defend, indemnify and hold harmless the Company, its Affiliates, and its and their employees, agents, officers, and directors (a "Company Party") from and against any and all losses, liabilities, damages, fees (including, until such time as BMS has notified the Company in writing that it will assume control of a given claim, reasonable attorneys fees and costs of litigation pertaining to such claim), and expenses paid or payable by a Company Party to a Third Party and that result from or arise in connection with any claim (including, without limitation, product liability claims, strict liability or tort claims), action, suit or other proceeding made or brought by such Third Party against a Company Party including claims, actions, suits or proceedings for bodily injury, death or property damage, in any such case, based on the breach of any representation or warranty of BMS contained in Section 5.02(a), or breach of any material obligation of BMS contained in Sections 2.11 and 8.02; provided, however, that BMS shall not be obligated to indemnify a Company Party for any loss, liability, damages, fees or expenses incurred by such Company Party to the extent attributable to any breach of this Agreement by the Company {or}, a Company Party OR THE COMPANY'S CONTRACTORS/LICENSEES or to any act or omission constituting gross negligence or willful misconduct on the part of the Company {or}, a Company Party OR THE COMPANY'S CONTRACTORS/LICENSEES, or to any action that is taken by BMS pursuant to and in accordance with this Agreement or any action taken by BMS upon the direction of the Company (including modifications of the Specifications pursuant to Section 2.06(b)) or to any failure of the Company to identify a Product defect or nonconformity actually known by the Company prior to the use of such Product by a Third Party.

SECTION 6.02  THE COMPANY INDEMNITY.

     The Company shall defend, indemnify and hold harmless BMS, its Affiliates, and its and their employees, agents, officers, and directors (a "BMS Party") from and against any and all losses, liabilities, damages, fees (including, until such time as the Company has notified BMS in writing that it will assume control of a given claim, reasonable attorneys fees and costs of litigation pertaining to such claim), and expenses paid or payable by a BMS Party to a Third Party that result from or arise in connection with (A) subject to BMS' indemnity obligations under 6.01 and except for any liability that is an "Excluded Liability" (as such term is defined under the Asset Purchase Agreement), any claim (including, without limitation, product liability claims, strict liability or tort claims), action or proceeding made or brought against such BMS Party by or on behalf of a Third Party for bodily injury, death or property damage to the extent such injury, death or damage is alleged to be or is in fact caused by, or is alleged to or in fact arises from, the use or supply of a Product after the Effective Date (regardless of which Party manufactured it) or the Company's breach of this Agreement or the exercise by the Company, its Affiliates or sublicensees of the rights licensed to it under Section 2.13 hereof; (B) any claim, action, suit or other proceeding made or brought by a Third Party based on (i) the breach by the Company of any of its representations or warranties contained in Section 5.03(a), or breach of any material obligation of Company contained in Sections 2.11 and 8.02 (ii) infringement of a Third Party's trademarks by reason of labeling for Products or any materials used in promoting or advertising a Product, or (iii) infringement of a Third Party's patent rights by reason of the manufacture, use, import, export, or sale of a Product after the Effective Date by or for the Company or its Affiliates under this Agreement (other than by reason of a manufacturing process used in the manufacture of a Product by BMS or its Affiliates or any or their agents); or (C) the failure by the Company to comply with applicable Laws related to (x) the marketing, promotion, distribution and sale of the Products and/or (y) to the manufacture and labeling of the Products where manufactured by or for the Company other than by BMS, BMS' Affiliates or BMS contractors; provided, however, that the Company shall not be obligated to indemnify a BMS Party for any loss, liability, damages, fees or expenses incurred by such BMS Party to the extent attributable to a breach by BMS of this Agreement or any Related Agreement, or to any act or omission constituting gross negligence or willful misconduct on the part of BMS or a BMS Party.

SECTION 6.03  CONTROL OF PROCEEDINGS.

     (a) To receive the benefits of the indemnity under Section 6.01 or 6.02, as applicable, an indemnified Party must (i) give the indemnifying Party written notice of any claim or potential claim promptly after the indemnified Party receives written notice of any such claim and (ii) allow the indemnifying Party to assume exclusive control of the defense and settlement (including, without limitation, all decisions relating to litigation, defense and appeal) of any such claim, provided that (i) the controlling Party has confirmed its indemnification obligation to such indemnified Party under this Section 6.03 with respect to a given claim) and (ii) such controlling Party may not settle such claim or enter into any voluntary consent judgment in any manner that would
(x) require payment by the other Party, (y) materially adversely affect the rights granted to the other Party hereunder, or (z) materially conflict with the terms of this Agreement, without first obtaining the other Party's prior written consent.

     (b) The indemnified Party shall (so long as such cooperation does not vitiate any legal privilege to which it is entitled) reasonably cooperate with the indemnifying Party in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying Party defends the claim, an indemnified Party may participate in, but not control, the defense of such claim using attorneys of its/his/her choice and at its/his/her sole cost and expense. An indemnifying Party shall have no obligation or liability under this Article VI as to any claim for which settlement or compromise of such claim is made by an indemnified Party without the prior written consent of the indemnifying Party.

     (c) If the indemnifying Party notifies the other in writing that it will not defend the other Party against such claim asserted against the other Party, or if the indemnifying Party fails to defend or take other reasonable, timely action, in response to such claim asserted against the other Party, the indemnified Party shall have the right, but not the obligation, to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such claim without limiting its rights to indemnification under this Article VI; provided, however, that the Party shall not have the right to settle such claim or enter into a consent judgment in a manner that adversely affects the rights granted to the indemnifying Party hereunder, or would materially conflict with this Agreement, or would require a payment by the indemnifying Party without the prior written consent of the Party entitled to control the defense.

SECTION 6.04  REMEDY FOR FAILURE TO SUPPLY PRODUCTS.

     (a) During the Initial Period, in the event BMS breaches its obligation to use its commercially reasonable efforts to supply Qualifying Products in accordance with Section 2.01(b), and (a) such breach is not due to an Excused Supply Default and (b) such breach results in a Stockout with respect to such Qualifying Product, then BMS shall indemnify the Company for the actual direct damages and Lost Profits of the Company resulting from such Stockout with respect to such Qualifying Product, provided that the aggregate amount payable by BMS under this Section 6.04(a) for all Stockouts with respect to all Qualifying Products shall not exceed $25,000,000.

     (b) During the Subsequent Period, in the event BMS breaches its obligation to use its commercially reasonable efforts to supply Qualifying Products in accordance with Section 2.01(b), and (a) such breach is not due to an Excused Supply Default and (b) such breach results in a Stockout with respect to such Qualifying Product, then BMS shall indemnify the Company for only the actual direct damages of the Company resulting from such Stockout (which, for the avoidance of doubt, shall not include any Lost Profits).

     (c) The Company shall use commercially reasonable efforts to avoid the occurrence of a Stockout, including through the allocation of its inventories of Qualifying Products at any time amongst its customers that individually account for more than 5% or more of its sales of any Qualifying Product (calculated based on its most recent twelve (12) calendar months of sales) in any effort to fill as many purchase orders, in part, as possible. In addition, the Company shall use commercially reasonable efforts to mitigate any losses resulting from a Stockout with respect to any Qualifying Product, including purchasing conforming Products of such stocked-out Products from the Initial Back-up Manufacturer, if the Initial Back-up Manufacturer has been qualified in accordance with Section 12.01(a).

     (d) Except as expressly provided in Section 2.05 (with respect to returns of nonconforming Products) and Section 6.01 (with respect to any breaches of representations or warranties of BMS in Section 5.02(a)), the Company acknowledges and agrees that the remedies set forth in this Sections 6.04(a) and 6.04(b) shall be the Company's sole and exclusive remedies with respect to (i) any failure by BMS to comply with its obligations to supply Products to the Company in accordance with the terms of this Agreement, including its obligation to use commercially reasonable efforts to supply Products set forth in Section 2.01(b), and (ii) the Company's inability or failure to supply its customers with Products.

     (e)  For the purposes of this Section 6.04:

          (i) "Excused Supply Default" shall mean the failure by BMS to supply Qualifying Products to the Company if such failure is caused primarily by (a) a Force Majeure Event, (b) a change in Law, (c) an act or omission which does not constitute, or an event which does not result from, the gross negligence or wilful misconduct of BMS or its Affiliates, (d) the Company's requirements for such Qualifying Product exceeding its forecasts provided under Section 2.02 with respect to such Qualifying Product and (e) the Company's requirements for such Qualifying Product exceeding the firm purchase orders made by the Company under Section 2.03 with respect to such Qualifying Product.

          (ii) "Initial Period" shall mean, with respect to any Qualifying Product, the period beginning on the Effective Date and ending on the earlier to occur of (i) the fifth anniversary of the Effective Date and (ii) twelve (12) months after the Company has qualified the Initial Back-up Manufacturer pursuant to
                 Article XII.

          (iii) "Lost Profits" shall mean provable lost profits suffered by the Company with regard to a Qualifying Product as a result of a Stockout of such Qualifying Product to the extent suffered or incurred by the Company during the period commencing on the first date on which such Stockout shall have occurred and ending on the first date thereafter on which the Company shall have received a shipment of such Qualifying Product under this Agreement.

          (iv) "Qualifying Product" shall mean (a) SKU #075508, (b) SKU #075608, and (c) SKU #002101; and Qualifying Products shall not include any other Products.

          (v) "Significant Customer", determined as of any time with respect to any Qualifying Product, shall mean any one or more customers of the Company who, in the aggregate, accounted for more than 15% of the Company's sales of such Qualifying Product during the twelve (12) calendar months immediately preceding such determination (or such shorter period of time between such calculation and the Effective Date).

          (vi) "Stockout" shall mean, with respect to any Qualifying Product, the failure by BMS to supply the Company with any conforming Qualifying Product such that the Company is unable to supply any Significant Customer with any conforming

               Qualifying Product from the inventories maintained by BMS and the Company, for a period of 60 consecutive days (in the case of any Significant Customer that is comprised of more than one customer, 60 consecutive days with respect to each such customer) after the exhaustion of all such inventories; provided, however, that (a) such 60-day period shall be deemed to commence upon the Company's giving notice to BMS of its inability to supply its Significant Customers, and (b) such 60-day period shall be extended by the amount of any delay attributable to an Excused Supply Default. For the avoidance of doubt, a Stockout shall end on the first date on which the Company shall have received shipment of such Qualifying Product under this Agreement and any failure thereafter by BMS to supply the Company with such Qualifying Product shall not constitute a Stockout unless and until such time, if any, as all the conditions included in the definition of Stockout shall have occurred again with respect to such Qualifying Product.

      (vii) "Subsequent Period" shall mean, with respect to any Qualifying Product, the period beginning on the date that the Initial Period for such Qualifying Product ends and ending on the termination or expiration of this Agreement.

SECTION 6.05  INSURANCE.

     (a) The Company will maintain at all times during the period that any Product is being distributed or sold by or through the Company hereunder, and for fifteen (15) years thereafter, comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than Fifty Million Dollars ($50,000,000) per occurrence or in the aggregate. The minimum level of insurance set forth herein shall not be construed to create a limit on the Company's liability hereunder. On the Effective Date, the Company shall furnish to BMS a certificate of insurance evidencing such coverage as of such date. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of the Company, shall include a provision whereby sixty (60) days' written notice must be received by BMS prior to coverage modification or cancellation by either the Company or the insurer. In addition, the Company shall promptly notify BMS of any cancellation or modification of such insurance coverage and of any new or modified coverage. In the case of a modification or cancellation of such coverage, the Company shall promptly provide BMS with a new certificate of insurance evidencing that the Company's coverage meets the requirements in the first sentence of this Section 6.05.

     (b) BMS will maintain at all times during the period that any Product is being supplied to the Company by BMS and is being manufactured by or for BMS, and for fifteen (15) years thereafter, a commercially reasonable program of self-insurance and insurance with respect to its obligations under this Agreement and any Related Agreement.

SECTION 6.06  LIMITATIONS ON LIABILITY.

     (a) Notwithstanding any other provision in this Agreement, no Party shall in any event be liable to the other Party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any breach hereof or any indemnity obligation set forth herein for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business), EXCEPT TO THE EXTENT PROVIDED IN SECTION 6.04(A). Any action for breach of this Agreement must be commenced within twelve months after the end of the Term, provided nothing in this Section 6.06(a) shall apply to any claim by either Party for indemnification under Section 6.01 or 6.02, or to any claim by either Party for breach of the other Party's indemnity obligation.

     (b) BMS and the Company shall cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

     (c) The amount of any loss, liability, damage or expense for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the indemnified party in respect of such loss, liability, damage or expense under its insurance policies, except that this Section 6.06(c) shall not apply to Section 6.04.

                                  ARTICLE VII.

                     COMPLIANCE WITH GOVERNMENT REGULATIONS

SECTION 7.01  GOVERNMENT COMMUNICATIONS.

     BMS shall be responsible for all communications with any governmental authority or agency relating to BMS' manufacturing activities under this Agreement and the Company shall be responsible for all communication with any governmental authority or agency concerning the marketing, distribution, or sale of the Products.

SECTION 7.02  ACCESS TO RECORDS.

     The Company shall have reasonable access during normal business hours to BMS' files, from time to time upon prior notice, to review all such records, correspondence, notices, documents and other materials (including warning letters and letters of adverse findings) relating to the manufacture of the Products; provided, however, that such access does not unreasonably disrupt the normal operations of BMS.

SECTION 7.03  GOVERNMENTAL AND REGULATORY INSPECTIONS.

     BMS shall notify the Company of any inspections by any governmental or regulatory authorities of the premises where the Product is being manufactured, to the extent such inspection relates to the manufacture of the Products, promptly after such inspection, and shall provide to the Company copies of all correspondence, reports, notices, findings and other material pertinent to such inspections (including all Form 483s) promptly after they are received or produced by or on behalf of BMS from or to the FDA or any other federal, state or foreign governmental or regulatory authority. All notices sent to Galen Holdings PLC, 100 Enterprise Drive, Rockaway, NJ 07866 Attention: Vice President Regulatory Affairs.

SECTION 7.04  THE COMPANY INSPECTIONS.

     BMS shall, or if BMS is not manufacturing the Products, BMS shall cause the Person manufacturing the Products to, afford the Company or the Company's representatives reasonable access to (i) the premises where the Products are being tested and/or manufactured and (ii) the personnel dedicated to the testing and/or manufacture of the Products, in each case upon reasonable notice and at reasonable times, to the extent necessary to conduct a reasonable audit; provided, however, that such access does not unreasonably disrupt the normal operations of BMS or such other manufacturer. The Company's exercise of its inspection rights hereunder shall in no way waive, modify or diminish BMS' obligations under this Agreement.

                                 ARTICLE VIII.

                     PRODUCT RECALLS; ADVERSE EXPERIENCES;
               PRODUCT QUALITY COMPLAINTS; AND MEDICAL INQUIRIES

SECTION 8.01   PRODUCT RECALLS.

     (a) In the event that either Party obtains information that a Product or any portion thereof should be alleged or proven not to meet the Specifications, the labeling, or the Product Registration for such Product or to be otherwise defective in the Territory, such Party shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter, including with respect to any Product recall, Product withdrawal or filed correction, as appropriate (collectively, a "Recall"). BMS and the

Company shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Products. In the event (a) any applicable regulatory authority of a state or country in the Territory should issue a request, directive or order that a Product be recalled,
(b) a court of competent jurisdiction orders such a Recall, or (c) the Company determines that any Product already in interstate commerce in the Territory presents a risk of injury or gross deception or is otherwise defective and that a Recall of such Product is appropriate, each Party shall give telephonic notice (to be confirmed in writing) to the other within 24 hours of the occurrence of such event.

     (b) Where BMS manufactured the given Product, BMS shall consult with the Company, but BMS shall have sole responsibility for determining all corrective action to be taken and for carrying out the Recall. The Company will provide full cooperation and assistance to BMS in connection therewith as may be requested by BMS. BMS shall be responsible for all expenses of any such Recall (including any reasonable out-of-pocket expenses incurred by the Company in connection with such cooperation, if and to the extent BMS authorized the Company to incur any such out-of-pocket expense), except to the extent such Recall is attributable to a breach by the Company of its obligations hereunder (in which case the Company shall be responsible for the expenses associated with any such Recall attributable to such breach). Where the Product was manufactured by or for the Company (other than by or for BMS) at a time when BMS still retained the rights to the NDA, the provisions of this Section 8.01(b) shall apply mutatis mutandis.

SECTION 8.02  ADVERSE EXPERIENCE.

     Until such time as the NDAs may be assigned and transferred to the Company, each Party shall promptly notify the other Party of any significant event(s) that affect the marketing of the Products, including, but not limited to, adverse drug experiences and governmental inquiries. The holder of the NDA shall have the reporting responsibility for such events as provided under applicable Law to applicable regulatory health authorities in the United States. Each of BMS and the Company shall cooperate with the other Party in connection therewith as reasonably requested by the other Party and as follows:

     (a) Serious Adverse Events (as defined in Section 8.02(b) below) for the Products of which one Party becomes aware shall be submitted to the other Party within three business days but no more than four calendar days from the date the first-mentioned party first became aware of such Serious Adverse Event. Non-Serious Adverse Events for the Products (as defined in Section 8.02(b) below) that are reported to one Party shall be submitted to the other Party no more than one month from the date received by the first-mentioned Party; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome.

     (b) Until the reporting procedures referenced in Section 8.02(e) herein have been instituted by the Parties, a "Serious Adverse Event" for the Products shall have the meaning set forth in 21 CFR ss. 314.80(a), as amended from time to time and a "Non-Serious Adverse Event" for the Products shall mean an untoward medical occurrence at any dose for any of the Products that is not a Serious Adverse Event.

     (c) The Company shall report all Non-Serious Adverse events involving the Products learned by it to:

          Vice President, Drug Safety and Pharmacovigilance
          Bristol-Myers Squibb Company
          P.O. Box 5400
          Mail Stop HW19-1.01
          Princeton, New Jersey 08543-5400
          U.S.A.
          E-mail address: worldwide.safety@bms.com
          Facsimile No.:  (609) 818-7205

          Telephone No.: (609) 818-4305

     BMS shall report all such Non-Serious Adverse events involving the Products learned by it to:

          Galen Holdings PLC
          100 Enterprise Drive
          Rockaway, NJ 07866
          Attention: Vice President - Regulatory Affairs
          Facsimile No: 973-442-3280
          Telephone No.: 973-442-3233

     A CIOMS-I form or a form that contains the data elements of a CIOMS-I form is recommended.

     (d) Serious Adverse Events concerning the Products learned by BMS shall be reported by BMS to the Company at the time that BMS reports such events to FDA, and shall be sent to:

          Galen Holdings PLC
          100 Enterprise Drive
          Rockaway, NJ 07866
          Attention: Vice President - Regulatory Affairs
          Facsimile No: 973-442-3280
          Telephone No.: 973-442-3233

     Serious and Non-Serious Adverse Events concerning the Products learned by the Company shall be reported by the Company to BMS as set forth in Section 8.02(a), and shall be sent to:

          Vice President, Drug Safety and Pharmacovigilance
          Bristol-Myers Squibb Company
          P.O. Box 5400
          Mail Stop HW19-1.01
          Princeton, New Jersey 08543-5400
          U.S.A.
          Facsimile No.: (609) 818-7205
          Telephone No.: (609) 818-4305

     A CIOMS-I form or a form that contains the data elements of a CIOMS-I form is recommended.

     (e) As soon as practicable, the Parties shall use reasonable efforts to negotiate and agree mutually acceptable procedures for reporting Serious Adverse Events and Non-Serious Adverse Events, as applicable, to the other Party. The Parties shall pay their respective costs incurred in reporting Serious Adverse Events and Non-Serious Adverse Events, as applicable, to the other Party.

     (f) Bms shall be entitled to share Adverse Event information with Novartis and Roberts and their Affiliates to the extent required of BMS under the Roberts Supply Agreement and the Novartis Agreements.

SECTION 8.03  PRODUCT QUALITY COMPLAINTS.

     The Company shall have sole responsibility, at its expense, for handling all Product Complaints concerning the Products. The Company shall inform BMS' Vice President for Drug Safety & Surveillance and Vice-President for Manufacturing (or their designees) of any Product Quality Complaint received within three business days but no more than four calendar days from the receipt date by the Company. "Product Quality Complaint" is defined as any complaint that questions the purity, identity, potency or quality of any Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the NDA for the Products. Such information shall be sent to BMS as set forth in Section 8.02(c) above, and, upon receipt, BMS will initiate a complaint investigation. For Product Quality Complaints received by BMS relating to the Products, BMS will notify the Company within three business days but no more than four days from the receipt date by BMS and, if manufactured by BMS, will initiate a complaint investigation. BMS shall conduct such investigation and report its findings to the Company's Regulatory Affairs Department.

SECTION 8.04  MEDICAL INQUIRIES.

     The Company shall have sole responsibility, at its expense, for handling all medical inquiries concerning the Products. BMS shall refer all routine medical information requests in writing to the Company as set forth in Section 8.02(c) above. Urgent medical information requests shall be referred by BMS to the Company by telephone. All information reported to BMS by the Company under these Sections 8.02, 8.03 and 8.04 may be disclosed by BMS in its discretion to any Third Party who manufactured a pertinent component of the applicable Product for BMS, to Roberts Pharmaceuticals (and its successors and assigns) for use in Canada and in filings with Canadian regulatory authorities, and to Novartis Pharmaceuticals and its affiliates (and its and their successors and assigns) for use in connection with the manufacture, use and sale of Estradiol Tablets (or products substantially the same as Estradiol Tablets) in the United States.

                                  ARTICLE IX.

                                CONFIDENTIALITY

SECTION 9.01  CONFIDENTIALITY REQUIREMENT.

     (a) Each Party acknowledges that it may receive confidential or proprietary information of the other Party in the performance of this Agreement. Each Party shall use commercially reasonable efforts to safeguard and to hold such information received by it from the other Party in confidence, and shall limit disclosure of the furnishing Party's information to those employees and consultants of the receiving Party and its Affiliates who are bound by a written obligation of confidentiality to the receiving Party that is consistent with the terms of this Article IX. Each Party shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder or as otherwise provided in Section 9.02, any confidential or proprietary information of the other Party, without first having obtained the furnishing Party's written consent to such disclosure or use. "Confidential Information" shall include know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

        (i) subject to Section 9.03, information that is known to the receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

       (ii) information that is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without reference to or reliance upon the information furnished by the disclosing Party, as evidenced by written records or other competent proof;

      (iii) information disclosed to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or

       (iv) any other information that becomes part of the public domain through no fault or negligence of the receiving Party.

     The receiving Party shall also be entitled to disclose the other Party's Confidential Information (1) that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements) or by order of any governmental body or a court of competent jurisdiction, (2) as may be necessary or appropriate in connection with the enforcement of this Agreement or any Related Agreement or (3) as may be necessary for the conduct of clinical studies, provided that the Party disclosing such information shall promptly notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency or court or other disclosee, and that, in the case of disclosures under (1), shall (i) provide the other Party with prompt prior notice of the proposed disclosure such that the other Party may seek a protective order or other appropriate remedy and (ii) provide the other Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

     (b) The obligations set forth in this Section 9.01 shall survive the termination or expiration of this Agreement for five years. Nothing in this
Article IX shall be construed to create or imply any right or license under any patent rights, trademarks, copyrights or other intellectual property rights owned or controlled by a Party or its Affiliates except as may be expressly set forth in the other Articles of this Agreement.

     (c) The confidentiality obligations set forth in this Article IX shall supercede the confidentiality agreement dated as of January 21, 2001 between Galen Holdings PLC and BMS, and shall govern any and all information disclosed by either Party to the other pursuant thereto and shall be retroactively effective to the date of such confidentiality agreement.

SECTION 9.02  USE OF INFORMATION.

     Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby. Nothing in this Agreement shall create or imply any obligation on BMS' part to disclose to, or any right on Company's part to receive or use, any information contained in any Supplemental Registration to an NDA filed by BMS on behalf of Novartis and its Affiliates.

SECTION 9.03  PURCHASED ASSETS.

     Notwithstanding anything contained herein, the Acquired Assets obtained by the Company under the Asset Purchase Agreement shall be deemed to be the Company's Confidential Information and accordingly, shall not be subject to any confidential treatment by the Company, but shall be subject to confidential treatment by BMS in accordance with the terms hereof.

SECTION 9.04  RELIEF.

     Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Article IX.

                                   ARTICLE X.

                                  TERMINATION

SECTION 10.01  TERM.

     (a) This Agreement shall become effective as of the Effective Date and shall expire upon the fifth anniversary of the Effective Date (the "Initial Term"), unless sooner terminated as provided in this Article X. This Agreement shall automatically terminate if the Asset Purchase Agreement is terminated and be of no further force or effect.

     (b) On or prior to the third anniversary of the Effective Date, the Company may request an extension of this Agreement for one additional two-year term following the Initial Term (the "Renewal Term"). Such extension will be subject to the consent of BMS, which consent shall not be unreasonably withheld if such manufacturing can continue to be conducted in the same facility (in accordance with BMS' then current manufacturing plans) and without BMS having to incur additional capital costs. BMS shall notify the Company within 30 business days after receipt of the Company's notice of whether or not it consents to such extension and if not, its reasons for not consenting. .

SECTION 10.02  BREACH.

     Failure by either Party to comply in any material respect with any of its material obligations contained in this Agreement shall entitle the other Party, if it is not in material default hereunder, to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue substantive actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity (except as provided in Article VI), to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice.

SECTION 10.03  BANKRUPTCY.

     In the event that a Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of such Party for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against such Party (as to which, if involuntarily commenced against such Party, such Party would not be able to obtain dismissal within 90 days after commencement thereof) in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, then such Party shall not be relieved in any respect of its obligations hereunder, and, in addition to any other remedies available to it by law or in equity, the other Party may terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to such Party.

SECTION 10.04  EFFECT OF TERMINATION.

     (a) Without limiting either Party's right to damages for any breach of this Agreement, neither BMS nor the Company shall incur any liability to the other by reason of the expiration or termination of this Agreement as provided herein, whether for loss of goodwill, anticipated profits or otherwise, and BMS and the Company shall accept all rights granted and all obligations assumed hereunder, including those in connection with such expiration or termination in full satisfaction of any claim resulting from such expiration or termination.

     (b) Any acceptance by BMS of any Firm Order from the Company or the sale of any Products by BMS to the Company after the expiration or termination of this Agreement shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

     (c) Upon expiration or termination of this Agreement the right and license granted to BMS pursuant to Section 2.01(a) shall immediately terminate and BMS and its Affiliates and their agents shall cease any and all use of the Company Confidential Information.

SECTION 10.05  ACCRUED RIGHTS, SURVIVING OBLIGATIONS.

     (a) Except for automatic termination resulting from termination of the Asset Purchase Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, and such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

     (b) Without limiting Section 10.05(a), termination, relinquishment or expiration of this Agreement (except for automatic termination resulting from termination of the Asset Purchase Agreement), in whole or in part, shall not terminate the Company's obligation to pay the Purchase Price for, and BMS' obligation to supply, Products which have been sold to the Company or firm-ordered by it hereunder prior to the effective date of termination. All the Parties' rights and obligations under Articles I, IV , VI, VII, VIII, IX, XI and XIII and Sections 2.04, 2.05, 2.07, 5.01, 5.02, 5.03, 5.04, 5.05 and 10.05 (as
applicable) shall survive termination or expiration hereof.

                                  ARTICLE XI.

                                 FORCE MAJEURE

     Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, materials shortages or failure of any Third Party supplier (including, without limitation, where such shortage or failure is attributable to a supplier's breach of its agreement with BMS or with a Third Party subcontractor or to an event of force majeure suffered by such supplier), fire, flood, earthquake, hurricanes, storms, tornadoes, explosion, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage (a "Force Majeure Event"). The Party suffering the occurrence of the Force Majeure Event shall immediately notify the other Party as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the Force Majeure Event, provided that the Party suffering such Force Majeure Event uses commercially reasonable efforts to mitigate. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing, and shall have no liability for such non-performance, for so long as it is so disabled and the 30 calendar days thereafter. Notwithstanding the foregoing, nothing in this Article XI shall excuse or suspend the obligation to make any payment due under this Agreement or in any Related Agreement in the manner and at the time provided. If a Force Majeure Event lasts for more than 60 calendar days and during such period BMS cannot supply any Product to the Company as a result of the Force Majeure Event, the Company may, in relation to that Product, (i) purchase such Product from a Person other than BMS for the later of (a) the duration of the Force Majeure Event or (b) the period (not exceeding 90 days beyond the cessation of the Force Majeure Event) necessary to allow the Company to honor its binding purchase commitments, if any, to such Person in effect at the time of cessation or (ii) terminate this Agreement with respect to such Product.

                                  ARTICLE XII.

                        QUALIFICATION OF BACKUP SUPPLIER

SECTION 12.01  QUALIFICATION OF INITIAL BACK-UP SUPPLIER.

     (a) At Company's request, each Party shall promptly commence the use of its commercially reasonable efforts to qualify with the FDA and any other applicable U.S. regulatory agency, a Back-up Supplier for the Products (the "Initial Back-up Supplier") as soon as possible after such request, but in any event not later than 24 months after the Closing. BMS shall be deemed to have used its commercially reasonable efforts for the purpose of this Section 12.01(a) if it shall provide Technical Assistance with respect to such qualification of the Back-up Supplier.

     (b) Notwithstanding anything contained herein, so long as a Party uses its commercially reasonable efforts to qualify the Initial Back-up Supplier in accordance with the provisions of this Section 12.01(b), failure to qualify the Initial Back-up Supplier shall not constitute a breach by such Party of Section 12.01(a) of this Agreement or result in any right of the other Party to terminate this Agreement.

     (c) After the Initial Back-up Supplier is so qualified, the Company shall use commercially reasonable efforts to maintain the regulatory qualification of the Initial Back-up Supplier.

     (d) Any and all costs and expenses involved in obtaining and maintaining the regulatory qualification of the Initial Back-up Supplier shall be borne by the Company, except that BMS shall bear the costs of the Technical Assistance provided pursuant to Section 12.01(a), so long as BMS shall only be responsible for the cost of providing to the Company (or the Company's designee) one set of copies of the documents, data or other information set forth in Section 12.01(e)(iii).

     (e) For purposes of the foregoing, "Technical Assistance" shall mean providing the Company (or Company's designee) with:

        (i) the assistance of BMS' employees and access to BMS' other internal resources to provide the Company with a reasonable level of technical assistance and consultation in connection with the qualification process (it being understood that BMS shall not be obligated to provide more than one hundred twenty (120) man-hours of on-site consulting advice (including travel time) with respect to such Technical Assistance, unless BMS is reimbursed by Company for its fully-burdened costs incurred to provide such advice or services),

       (ii) access to all documents, data and other information that (i) are necessary under applicable Law to qualify or maintain the qualification of the Initial Back-up Supplier and (ii) are Acquired Assets (as defined in the Asset Purchase Agreement) and that are at such time in BMS' or its Affiliates' or any of their agents' control; and

      (iii) copies of all such documents, data and other information that is required under applicable Law to be provided to any Third Party in connection with the qualification process or to be held by the Initial Back-up Supplier in order to obtain and/or maintain its regulatory qualification or is otherwise necessary to qualify or maintain the qualification of the Initial Back-up Supplier. With respect to all documents, data and other information provided in accordance with this clause (e)(iii), in addition to paper and other tangible copies, BMS shall, upon the Company's request, also provide to the Company electronic copies of such documents, data and other information, provided that BMS or its Affiliates have electronic copies thereof, and provided further, that the foregoing requirement shall only apply to such documents, data and other information exclusively related to the manufacture of the Products, and BMS shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to the Company (or the Company's designee).

SECTION 12.02 MANUFACTURE OF PRODUCTS BY THE INITIAL BACK-UP SUPPLIER DURING THE TERM.

     (a)  Except as provided in Section 12.02(b), 2.01(e) (last sentence), or
Article XI, the Company may not purchase any Products from the Initial Back-up Supplier.

     (b) Following qualification of the Initial Back-up Supplier, the Company may transfer a portion of the manufacture of the Products to the Initial Back-up Supplier, provided that such transfer shall be limited to the minimum amount of Products reasonably necessary to maintain the Initial Back-up Supplier's regulatory qualification and to retain the Initial Back-up Supplier as a back-up source of supply for the Products on commercially reasonable terms, in any event not to exceed, in any calendar year during the Term, 10% of the Company's requirements for the Products during such year.

SECTION 12.03  TECHNICAL ASSISTANCE UPON TERMINATION OF AGREEMENT.

     (a) During the twelve (12) month period following the expiration of this Agreement or the termination of this Agreement, upon request of the Company, BMS shall provide the Company (or the Company's designee) with the assistance of its employees and access to its other internal resources to provide the Company with a reasonable level of technical assistance and consultation in connection with the regulatory qualification of an additional Back-up Supplier for the Product (an "Additional Back-up Supplier"), provided, that, the Company shall reimburse BMS for the fully-burdened cost of, and reasonable out-of-pocket expenses incurred in connection with, such technical assistance and consultation.

     (b) Promptly after termination or expiration of this Agreement, BMS shall provide the Company (or the Company's designee) with copies of all documents, data or other information relating to the manufacture of the Products that are at such time in BMS' or its Affiliates' or its agents' control, that (a) are Acquired Assets, but were not previously provided to the Company either pursuant to the Asset Purchase Agreement or pursuant to Section 12.01(e), or (b) are not Acquired Assets, to the extent such documents, data and information are the subject of the licenses set forth in Section 2.13 and are necessary for the manufacture of the Products. Following termination or expiration of this Agreement, the documents, data or other information described in clause (a) above shall not be used by BMS and its Affiliates for any purpose other than BMS' and its Affiliates' internal and operational purposes in the ordinary course of business and for the purpose of supplying Estrace Tablets and Estradiol Tablets (or products substantially the same as Estradiol Tablets) to the Third Party Purchasers. With respect to all documents, data and other information provided in accordance with the preceding sentence, (A) BMS shall be responsible for the cost of providing one set of copies only, and (B) in addition to paper and other tangible copies, BMS shall, upon the Company's request, also provide to the Company electronic copies of such documents, data and other information, provided that BMS or its Affiliates have electronic copies thereof, and provided further, that the foregoing requirement shall only apply to such documents, data and other information exclusively related to the manufacture of the Products, and BMS shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to the Company (or the Company's designee).

     (c)  BMS shall not be obligated to provide more than one hundred twenty
(120) man-hours of on-site consulting advice (including travel time) with respect to any single manufacturing site or conduct any tests, studies or assays required for the transfer of such manufacturing of the Product to the Company or its designee, unless BMS is reimbursed by Company for its fully-burdened costs incurred to provide such advice or services.

SECTION 12.04  CONFIDENTIALITY.

     The Company shall obligate in writing such Initial Back-up Supplier and Additional Back-up Supplier to use and hold all Confidential Information disclosed to it by BMS in confidence and in a manner consistent with the requirements set forth in Section 9.01. The Company shall take all necessary and reasonable action to ensure compliance hereof. Futhermore, the Company shall assume full responsibility and liability to BMS for any unauthorized use or disclosure of Confidential Information of BMS by any Initial Back-up Supplier and Additional Back-up Supplier.

                                 ARTICLE XIII.

                                    NOTICES

     All notices and other communications hereunzder shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     (a)  if to BMS, to:

          Bristol-Myers Squibb Company
          P.O. Box 4000
          Princeton, NJ 08543-4000
          Telephone: (609) 252-4311
          Facsimile: (609) 252-4232
          Attention:  Vice President and Senior Counsel -- PRI & WSBD

          with a copy to:

          Corporate Development
          Bristol-Myers Squibb Company
          Rt. 206 & Provinceline Road
          Princeton, NJ 08540
          United States of America
          Telephone: (609) 252-6498
          Facsimile: (252) 252-7498
          Attention: Robert J. Brown

          and

          Reed Smith LLP
          Princeton Forrestal Village
          136 Main Street, Suite 250
          Princeton, NJ 08540
          Telephone: (609) 514-5990
          Facsimile: (609) 951-0824
          Attention: Betty Yan, Esq.

     (b)  if to the Company, to:

          Galen Holdings PLC
          100 Enterprises Drive
          Rockaway, NJ 07866
          Facsimile :  973-442-3362
          Telephone :  973-442-3371
          Attention:  Senior Vice President - Corporate Development

     All notices shall be deemed given when received by the addressee.

                                  ARTICLE XIV.

                            MISCELLANEOUS PROVISIONS

SECTION 14.01  ASSIGNMENT.

     (a) Except as otherwise provided for in Section 2.06 of this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, (not to be unreasonably withheld), and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect. Except that each Party (i) may assign its rights and obligations hereunder to one of its Affiliates without the prior consent of the other Party (although, in such event, the assigning Party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment) and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all its business assets relating to all Products, provided, that such successor or purchaser has agreed in writing to assume all such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Party.

     (b) Notwithstanding Section 14.01(a), the Company may assign this Agreement, in whole but not in part, at any time after the first anniversary of the Effective Date without the consent of, but with notice to, BMS. If the Company makes any such assignment to a Third Party that could reasonably be expected to purchase materially lower volumes of the Products than the average volumes purchased by the Company hereunder during the immediately preceding twelve (12) calendar months (as reasonably determined by BMS), BMS shall be entitled to adjust the Purchase Prices of the Products based upon the volumes of the Products that such assignee would reasonably be expected to purchase following such assignment to reflect BMS' fully-burdened manufacturing cost for production of Products following such assignment (assuming such lower volumes) plus 15%, all calculated consistent with the methodology used to determine the initial Purchase Prices on Schedule 3.01. Such Purchase Prices shall thereafter be subject to adjustment as provided in Section 3.01. Upon an assignment of this Agreement by the Company, BMS may terminate this Agreement at any time after the earlier of (i) the second anniversary of such assignment (provided BMS has given the assignee at least 12 months' prior notice) and (ii) such time as there is a qualified Initial Back-up Manufacturer pursuant to Article XII (provided BMS has given the assignee at least 12 months' prior notice).

SECTION 14.02  NON-WAIVER.

     Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

SECTION 14.03  DISPUTE RESOLUTION.

     (a) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under or in connection with this Agreement, including without limitation all financial disputes and any disputes as to the validity, construction, performance, default, or breach hereof, in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, but subject to
Section 14.03(c) below, the Parties agree to follow the procedures set forth in this Section 14.03 if and when such disputes arise under or in connection with this Agreement between the Parties. If the Parties cannot resolve the dispute within 30 calendar days of formal request by either Party to the other, any Party may, by notice to the other, have such dispute referred to the Chief Executive Officer of the Company and the President of the BMS Worldwide Medicines Group (or their designees) for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within 30 calendar days after such notice is received, then such dispute shall be finally resolved, but only if notice is thereafter served by a Party on the other Party specifically requesting binding arbitration pursuant to Section 14.03(b).

     (b) Where a Party has served a written notice upon the other requesting binding arbitration of a dispute pursuant to this Section 14.03(b), any such arbitration shall be held in New York, New York, according to the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA"). Any arbitration herewith shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the AAA rules. The Parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the New York Rules of Evidence and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrator shall also be able to award direct damages but shall not award any other form of damages (e.g., consequential, punitive or exemplary damages). The reasonable fees and expenses of the arbitrators, along with the reasonable legal fees and expenses of the Parties (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrators shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section 14.03.

     (c) Notwithstanding anything to the contrary in this Section 14.03, either Party may seek immediate injunctive or other interim relief without resort to arbitration from any court of competent jurisdiction as necessary to enforce and prevent infringement or misappropriation of the patent rights, copyright rights, trademarks, confidential information, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates or to prevent breach of Article IX.


SECTION 14.04  ENTIRETY OF AGREEMENT.

     This Agreement, the Related Agreements and the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Agreements.

SECTION 14.05  PUBLIC ANNOUNCEMENTS.

     The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any stock exchange) in which event the other Party shall use commercially reasonable efforts to give the other Party reasonable advance notice and reasonable opportunity to review any such disclosure.

SECTION 14.06  GOVERNING LAW.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OTHER THAN SECTIONS 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 14.07  RELATIONSHIP OF THE PARTIES.

     In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between BMS and the Company. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.


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SECTION 14.08  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 14.09  SEVERABILITY.

     In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 14.10  EXPENSES.

     Each of BMS and the Company shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and, except as set forth in this Agreement or any Related Agreement, the performance of the obligations contemplated hereby and thereby.

SECTION 14.11  DESCRIPTIVE HEADINGS.

     The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 14.12  AMENDMENTS AND WAIVERS.

     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

SECTION 14.13  SUCCESSORS AND ASSIGNS.

     This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 14.14  CONSENT TO JURISDICTION.

     For matters not required to be submitted to arbitration under Section 14.03, each of BMS and the Company irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Instrument or any transaction contemplated hereby or thereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 14.14. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Instrument or the transactions contemplated hereby and thereby in (i) the

Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 14.15  WAIVER OF JURY TRIAL.

     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE RELATED INSTRUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.15.

SECTION 14.16  ATTORNEY FEES.

     A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

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



     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in multiple counterparts by its duly authorized representative.


                               BRISTOL-MYERS SQUIBB
                               LABORATORIES COMPANY


                               By: /s/  Robert J. Brown
                                   ---------------------------------------------
                                   Name:  Robert J. Brown
                                   Title: Vice President, Corporate Development,
                                          Worldwide Medicines Group


                               GALEN (CHEMICALS) LIMITED



                               By: /s/  Roger M. Boissonneault
                                   ---------------------------------------------
                                   Name:  Roger M. Boissonneault as
                                          Attorney-in-fact for
                                          John King, Director and Secretary of
                                          Galen (Chemicals) Limited
                                   Title:




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